UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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The following is the text of an e-mail sent by Evercore Partners Inc. to its employee stockholders on May 12, 2016:

Dear Colleagues,

If you hold either Evercore Partners Inc. Class A Common Stock or Evercore LP Class A partnership units, by now you should have received a copy of our proxy materials, which includes a proxy statement, annual report to stockholders, and either a proxy card or voting instruction card. Depending on how you have configured your account(s) that hold your equity, you may receive multiple sets of proxy materials which may have been sent to your home, the office or via an email from your broker. Please check all locations to ensure you have received all sets of materials. There should be a separate card generated for each account where you hold your shares or partnership units. If you have signed up for email delivery, please check your spam or junk folders to make sure that the email, including voting information, did not accidently end up rerouted there because the proxy materials emails use automatically generated headers, which email filters often classify as spam or junk. If you hold vested or unvested RSUs or Evercore LP Class E partnership units, such equity is not eligible to vote on these matters, and this communication does not apply to such equity.

We urge you to read the materials and support the proposals. Specifically, Proposal No. 2 (the proposed amendment to our equity incentive plan to increase the number of shares available under the plan to 10 million shares) is of particular importance, because we have almost completely exhausted all available shares under the plan. Unless the amendment is approved, we won’t have sufficient shares under the plan to support annual bonus or new hire RSU grants, which are required to continue motivating and retaining you and other employees. Furthermore, if we do not obtain stockholder approval of our equity plan, we would be forced to settle future RSU grants in cash, which would potentially result in unpredictable compensation charges, as the cost for our equity awards would be tied to the price of our stock on the date of delivery and would change as the price fluctuates. As a result, we would most likely be compelled to implement alternative deferred compensation programs. These programs would not provide the same benefits as equity, such as alignment with stockholder interests, and would result in increased costs and most likely reduced benefits.

As in prior years, we anticipate that the proxy advisors such as ISS and Glass Lewis will recommend against Proposal No. 2, as we grant equity in excess of their guidelines, but we believe their guidelines do not appropriately measure our business. While their guidelines rightly focus on dilution, their calculations ignore the fact that in our case, stockholder dilution is more than offset through stock repurchases.

Most institutional investors will not vote their shares until very late in the process because many will wait until proxy advisor reports have been issued. In addition, institutional investors often must go through a time consuming committee process. Therefore, it is very important that you cast your vote as soon as possible so that we can get an early estimate of where the votes stand and where we need to focus our efforts.

Our Board recommends that you vote “FOR” Proposals No. 1, No. 2 and No. 3. Please take a few minutes to vote your shares today. Please follow the voting instructions outlined below. Your vote is very important. Please be sure to vote all your shares, which may be represented by multiple proxy or voting instruction cards. Please see the instructions at the end of this email and links for additional detailed instructions.

Finally, as part of the voting process, you can sign up to receive future proxy materials via email. We ask that you seriously consider signing up for email delivery of proxy materials to reduce shipping costs borne by Evercore and allow for faster delivery of the proxy materials. Thank you and please contact me at (212) 857-3125 or Jason Klurfeld at (212) 849-3453 if you have any questions.

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Instructions for Submitting Your Proxy or Voting Instructions

Before you submit your proxy/voting instructions, we encourage you to read and review the proxy statement relating to the Annual Meeting, as well as Evercore’s Annual Report to Stockholders. Copies of these materials can be accessed by clicking on the links below.

You may submit your proxy/voting instructions by any of the following methods:

•	Internet

1.	Enter www.proxyvote.com. This will direct you to the internet voting site.

2.	Enter your personal control number(s) that appears on each of your proxy or voting instruction card(s) in the box with the → pointing to it. You must provide a control number in order to enter the website. If more than one control number is listed, please be sure to vote your shares separately using each control number.

3.	Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2016. Have your card in hand when you access the website and follow the instructions to submit your proxy/voting instructions.

•	Telephone

1.	Call the following toll-free number: 1-800-690-6903.

2.	Enter your personal control number(s) that appears on your card in the box with the → pointing to it. You must provide a control number in order to access the telephone voting system. If more than one control number is listed, please be sure to vote your shares separately using each control number.

3.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2016. Have your card in hand when you call and follow the instructions.

•	Mail

1.	Mark, sign and date your card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2.	It must be received no later than June 14, 2016.

Access Evercore Partners Inc.’s Proxy Statement for the Annual Meeting

Access Evercore Partners Inc.’s Annual Report to Stockholders